Exhibit 5.1

600 Travis Street, Suite 2800

Houston, TX 77002

Telephone: 713-226-1200

Fax: 713-223-3717

www.lockelord.com

September 2, 2014

Martin Midstream Partners L.P.

4200 Stone Road

Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel for Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering common units, representing limited partner interests in the Partnership (the “Common Units”) that may be offered and sold by Martin Resource LLC, Cross Oil Refining & Marketing Inc. and Martin Product Sales LLC (the “Selling Unitholders”) from time to time pursuant to Rule 415 under the Securities Act. Such securities include 6,264,532 Common Units that may be issued and sold by the Selling Unitholders. We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In our capacity as your counsel in connection with the foregoing and as a basis for the opinions herein after expressed, we have examined (i) the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the Amended and Restated Limited Liability Company Agreement of Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, (iv) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, statutes and other instruments and documents, and (v) the Registration Statement and the Prospectus as a basis for the opinions hereafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Common Units offered thereby; (iii) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; (v) the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the provisions of the governing documents of the Partnership; and (vi) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that:

With respect to Common Units, when (i) any Selling Unitholder has taken all necessary action to approve the transfer of such Common Units, the terms of the offering thereof and related matters and (ii) such Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Selling Unitholders, if applicable, upon payment of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus Supplement and the Prospectus).

The opinions set forth above are limited in all respects to matters of Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and applicable federal law of the United States of America, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LOCKE LORD LLP

LOCKE LORD LLP